Exhibit 21.1

Subsidiaries of System1, Inc.

Subsidiary Name	Jurisdiction
S1 Holdco, LLC	Delaware
System1 S1, Inc.	Delaware
Orchid Merger Sub II, LLC	Delaware
System1 OpCo, LLC	Delaware
Protected.net Group Limited	England & Wales
Infospace Holdings LLC	Delaware
Qool Media Holdings, LLC	Delaware
Concourse Media Holdings, LLC	Delaware
Dotzup Holdings LLC	Delaware
System1 Canada ULC	Nova Scotia
System1 Media ULC	Nova Scotia
MapQuest Holdings, LLC	Delaware
MapQuest Services Holdings LLC	Delaware
System1 Waterfox Holdings LLC	Delaware
Waterfox Limited	England & Wales
Privacy One Group Limited	Delaware
Surfboard Holding B.V.	Netherlands
Network Protect Limited	England & Wales
Network Protect LLC	Delaware
Protected Antivirus Limited	England & Wales
TotalAV Antivirus Limited	England & Wales
Scanguard Antivirus Limited	England & Wales
PC Protect Antivirus Limited	England & Wales
Protected.net LLC	Delaware
CyberSecurity Service LLC	Delaware
Host Plus Limited	England & Wales